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                                                                    Exhibit 10.9

December 9, 1998

Dear Sam Spadafora:

     This letter sets forth the agreement (the "Agreement") that we have reached concerning my separation from Chordiant Software, Inc. ("Chordiant" or the "Company"). If these terms are acceptable, please sign where indicated and return a signed copy of this letter agreement to me.

     1.  Employment Separation. I will continue as an employee of Chordiant
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through December 31, 1998 (Termination Date"). During this employment period,
Chordiant will continue to compensate me at my current base salary (including car allowance) and continue to provide me with my current benefits. Effective as of the close of business on December 31, 1998, my employment with Chordiant will terminate and, except as provided herein, all salary, benefits and other compensation will end. On the Termination Date, Chordiant will pay me all of my accrued salary, and all accrued but unused vacation, subject to standard payroll deductions and withholdings.

     2.  Severance Payments. Beginning on January 1, 1999 or the Effective Date
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(as defined in paragraph 13 below), whichever is later, Chordiant will make severance payments to me in the form of continuation of the base salary and car allowance in effect on the Termination Date for a period of twelve (12) months (the "Severance Period"), payable on the Company's ordinary payroll dates, subject to standard payroll deductions and withholdings.

     3.  Health Benefits. To the extent provided by the federal COBRA law or, if
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 applicable, state insurance laws, and by the Company's current group health insurance policies, I will be eligible to continue my group health insurance benefits at my own expense after the Termination Date. Later, I may be able to convert to an individual policy through the provider of the Company's health insurance, if I wish.

     4.  Equity. I have previously purchased seven million five hundred thousand
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(7,500,000) shares of Common Stock, currently held in the name of Carol Realini,
Trustee of the Tumminaro Family Trust, dated October 13, 1993; Chordiant has no repurchase rights in respect of such shares. I have been granted options to purchase an aggregate of forty thousand seven hundred forty six (40,746) shares of Common Stock, all of which shares are vested as of November 30, 1998, and exercisable in accordance with the terms of the applicable stock option agreements. I have also been granted an option to purchase four thousand forty five (4,045) shares of Common Stock, none of which shares are vested as of November 30, 1998. Under the terms of such option grant, the vesting of such shares will continue to vest for so long as I serve as a member of the Board of Directors. Under the terms of such option grant, I will be entitled to exercise all or any portion of any vested shares of the foregoing options at any time on or prior to the thirtieth (30th) day following the date I cease to be a member of the Board of Directors.

     5.  Other Compensation or Benefits. I acknowledge that, except as expressly
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provided in this Agreement, I will not receive any additional compensation, severance or benefits after the Termination Date.

     6.  Expense Reimbursement. I agree that, within ten (10) business days of
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the Termination Date, I will submit my final documented expense reimbursement statement reflecting all business expenses I incurred through the Termination Date, if any, for which I seek reimbursement. The Company will reimburse I for these expenses pursuant to its regular business practice.
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     7.  Return of Company Property. By the Termination Date, I agree to return
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to the Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

     8.  Public Announcement. We will mutually agree on the content of a public
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announcement concerning my separation from Chordiant. Any public comments by
Chordiant or me concerning my separation will be consistent with the content of the agreed-upon announcement.

     9.  Proprietary Information Agreement. I hereby confirm that I will abide
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by the Employee Confidentiality Agreement that I entered into with the Company
(attached hereto as Exhibit A).

    10.  Nondisparagement. I agree not to make any disparaging remarks
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concerning Chordiant, and Chordiant, and its officers and directors, agree not to make any disparaging remarks about me.

    11.  Confidentiality. The provisions of this Agreement will be held in
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strictest confidence by me and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) I may disclose this Agreement to my immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular (and without limitation), I agree not to discuss this Agreement with any present or former Company employee or contractor, or third party, except as expressly permitted in this paragraph.

    12.  Release by Me. In exchange for the severance payments and other
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consideration under this Agreement to which I would not otherwise be entitled and except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date this Agreement is signed, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Notwithstanding the foregoing, this release specifically excludes claims that I may have for
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indemnification relating to any act or omission by me within the authorized course and scope of my employment with the Company; claims that arise out of the Company's obligations under this Agreement; and claims that arise after the date I sign this Agreement related to my rights as a shareholder of Choridant or as a member of the Company's Board of Directors.

    13.  ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving
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and releasing any rights I may have under the federal Age Discrimination in
Employment Act of 1967, as amended. I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after I sign this Agreement; (b) I have been advised to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days within which to consider this Agreement (although she may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement to revoke the Agreement; (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by me, provided that the Company has also signed the Agreement by that date ("Effective Date").

    14.  Release by the Company. The Company hereby releases, acquits and
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forever discharges me and my agents, successors, assigns and affiliates from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date the Company executes this Agreement, relating to any act or omission by me within the authorized course and scope of my employment with the Company, with the exception of any claim arising out of my obligations under this Agreement or my proprietary information obligations.

    15.  Section 1542 Waiver. In giving these releases, which includes claims
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that may be unknown to the parties at present, the Company and I both acknowledge that each has read and each understands Section 1542 of the California Civil Code, which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." The Company and I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to their respective releases of any claims I may have against the Company or the Company may have against me.

    16.  Entire Agreement. We agree that this letter agreement, including
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Exhibit A, contains all of our agreements and understandings and fully supercedes any prior agreements, promises, warranties, representations or understandings that we may have had regarding the subject matter of this letter agreement. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. This Agreement may not be modified or amended except in a writing signed by both me and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of the Company and me, and inure to the benefit of the Company and me, the parties' heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. The laws of the State of California will govern this letter agreement.
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    17.  Acknowledgements. We agree that (a) we have had the opportunity to
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consult counsel in regard to this letter agreement, (b) that we have read and understand the agreement, and (c) that we are entering into this letter agreement freely and voluntarily and based on our own judgment and not on any representations or promises, other than those contained in this letter agreement.

To acknowledge the Company's agreement, please sign on the line provided below and return the original to me.

                                    Sincerely,

                                    /s/ Carol Realini
                                    Carol Realini


The conditions set forth in this letter agreement are accepted and agreed to:

CHORDIANT SOFTWARE, INC.

By: /s/ Sam Spadafora

Title: President & CEO

Date: 12/10/98



Exhibit A - Employee Confidentiality Agreement